UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2016

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

On July 27, 2016, EXCO Resources, Inc. (the “Company”) issued a press release announcing the commencement of a cash tender offer (the “Tender Offer”) for its outstanding 7.500% Senior Notes due 2018 (the “2018 Notes”) and its outstanding 8.500% Senior Notes due 2022 (the “2022 Notes” and together with the 2018 Notes, the “Notes”). The combined amount of 2018 Notes and 2022 Notes tendered is subject to a cap of $40 million (the “Maximum Tender Cap”) on the aggregate price paid (excluding accrued interest and the consent payment offered to holders of 2022 Notes) for both series of Notes combined. The Company’s Amended and Restated Credit Agreement, dated as of July 31, 2013, by and among the Company, certain subsidiaries of the Company and the lenders and other parties thereto (as further amended, the “Revolving Credit Facility”) only permits repurchases of the Notes to the extent the Company maintains a minimum liquidity (equal to available commitments under the Revolving Credit Facility plus unrestricted cash) of at least $150 million. The Maximum Tender Cap is based on an amount calculated by the Company to comply with such limitations. In conjunction with the Tender Offer, the Company is soliciting consents (the “Consent Solicitation”) from registered holders of the 2022 Notes to amend certain terms of the indenture governing the 2022 Notes. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

In connection with the Tender Offer and Consent Solicitation, the Company also made the following disclosure about its financial condition.

The Company’s liquidity and ability to maintain compliance with debt covenants have been negatively impacted by the prolonged depressed oil and natural gas price environment, levels of indebtedness, and gathering, transportation and certain other commercial contracts. As of June 30, 2016, the Company was in compliance with the financial covenants under its Revolving Credit Facility; however, utilizing the output of the current corporate model and based on the Company’s current estimates and expectations, the Company does not believe it will be able to comply with all of the covenants under its Revolving Credit Facility. In particular, the Company anticipates that, within the next twelve months, the Company will not be in compliance with the required current ratio of at least 1.0 to 1.0 as of the end of any fiscal quarter. This ratio will also be impacted negatively by further reductions to the Company’s borrowing base, if any, that could occur during its September redetermination process.

If the Company is successful in the Tender Offer, the purchases are expected to be funded primarily with the borrowings under the Revolving Credit Facility. There can be no assurances regarding the success or extent of the purchases of the Notes as part of the Tender Offer. Furthermore, the next borrowing base redetermination under the Revolving Credit Facility is scheduled to occur on or about September 1, 2016. The lenders party to the Revolving Credit Facility have considerable discretion in setting the Company’s borrowing base, and the Company is unable to predict the outcome of any future redeterminations.

If the Company is not able to meet its debt covenants in future periods, the Company may be required, but unable, to refinance all or part of its existing debt, seek covenant relief from its lenders, sell assets, incur additional indebtedness, or issue equity on terms acceptable to the Company, if at all, and may be required to surrender assets pursuant to the security provisions of the Revolving Credit Facility. Therefore, the Company’s ability to continue its planned principal business operations would be dependent on the actions of its lenders or obtaining additional debt and/or equity financing to repay outstanding indebtedness under the Revolving Credit Facility. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Revolving Credit Facility and the Company’s senior secured second lien term loans (the “Second Lien Term Loans”) require the Company’s annual financial statements to include a report from the Company’s independent registered public accounting firm without an explanatory paragraph related to the Company’s ability to continue as a going concern. If the substantial doubt about the Company’s ability to continue as a going concern still exists at December 31, 2016 or if the Company fails to comply with the financial and other covenants in the Revolving Credit Facility or the Second Lien Term Loans, the Company would be in default under such agreement. Any event of default may cause a default or accelerate the Company’s obligations with respect to its other outstanding indebtedness, including the 2018 Notes and 2022 Notes, which could adversely affect the Company’s business, financial condition and results of operations.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01 (including the information in Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated July 27, 2016, issued by EXCO Resources, Inc. (furnished herewith pursuant to Item 7.01).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCO RESOURCES, INC. (Registrant)

Date: July 27, 2016

	By:	/s/ Justin Clarke
	Name:	Justin Clarke
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated July 27, 2016, issued by EXCO Resources, Inc. (furnished herewith pursuant to Item 7.01).